EXHIBIT 99.1

Ironclad Performance Wear Reports Third Quarter 2007 Results

Net Sales Increased 51% Year-Over-Year for the Third Quarter
Company Reiterates Full-Year 2007 Net Sales Guidance of $12-$14 million

LOS ANGELES, CA - November 12, 2007 - Ironclad Performance Wear Corporation (ICPW.OB), a leader in high-performance gloves and apparel, today announced financial results for the three and nine months ended September 30, 2007.

Third Quarter 2007 Results

Net sales increased 51% in the third quarter of 2007 to $3.59 million, compared to net sales of $2.37 million in the prior year period. This is in line with the Company’s pre-announced net sales growth estimate of between 47% and 52%. Third quarter net loss was $1.03 million compared to $0.52 million in the prior year period. The increased loss in the third quarter of 2007, when compared to the third quarter of 2006, is partially due to the following factors:

▪	A 2006 net income benefited from a non-cash fair value adjustment to warrant liability of approximately $392,000 compared to approximately $6,000 in 2007;
▪	Interest expense increased and interest income decreased for a net reduction in net income of approximately $52,000 in 2007; and
▪	The cost of implementing the transition to an outsourced third party warehouse was approximately $70,000 in 2007.

Basic and diluted net loss per share for the third quarter of 2007 were $(0.03) on a weighted average common shares outstanding of 30.9 million, compared to $(0.02) on a weighted average common shares outstanding of 29.7 million in the prior year period.

“This was another strong quarter for Ironclad, with our net sales growth reflecting continued distribution gains in key market segments and growth in our international business,” said Ed Jaeger, President and CEO of Ironclad Performance Wear. “I am pleased to report that during the quarter, we completed the transition to our new outsourced warehouse facility which has strengthened our fulfillment and customer service capabilities, and provided capacity for our future sales growth. We believe this new facility will lead to an overall reduction in fulfillment costs.”

Gross margin in the third quarter of 2007 was 35%, up from 34% in the third quarter of 2006. Operating expenses improved to 63% of net sales in the third quarter compared to 74% of net sales in the prior year period.

Tom Kreig, interim Chief Financial Officer commented, “Our third quarter gross margin, while an improvement over last year, was impacted by increased costs associated with promotional orders typical for this time of the year, as well as sales of domestically produced, higher-cost apparel inventory. However, we are gradually depleting our higher-cost apparel inventory and all of our apparel line is now being manufactured offshore, thereby providing higher profit margins on a going forward basis.”

Mr. Kreig continued, “During the quarter, our operating expenses as a percentage of net sales decreased as we benefited from operating efficiencies due to higher sales volume. As we did with the outsourcing of our warehousing facility, we continue to look for ways to contain or reduce costs and achieve efficiencies while we also invest in our sales and marketing initiatives.”

Balance Sheet Highlights

Cash at September 30, 2007, was $1.36 million compared to $2.18 million in the prior year period, which partially reflects the net proceeds of $2.0 million from the private placement of 5,250,000 shares in September of 2007. Inventory and deposits on inventory were $3.66 million at September 30, 2007, compared to $2.94 million in the prior year period, and were increased to support increased sales and a new line of performance apparel. Net working capital at September 30, 2007, was $2.87 million compared to $4.32 million in the prior year period. The Company had $1.95 million outstanding on its line of credit at September 30, 2007, compared to $0.82 million at September 30, 2006.

Warrant liability of $47 thousand at September 30, 2007, represents the fair value of a warrant issued in conjunction with the Company’s debt financing in 2006. This warrant liability will be satisfied in the fourth quarter of 2007.

Outlook for Full-Year 2007

Regarding an outlook for the remainder of 2007, Mr. Jaeger commented, “As previously announced, glove sales within the residential construction market are being adversely affected by the macroeconomic environment within the U.S.; however, Ironclad’s sales into other key markets are performing very well in the current quarter. These include sales to the industrial, cross-over sporting goods and military markets. Additionally, our brand is continuing to grow at major “do-it-yourself” retail chains, and international sales continue to increase.”

Conference Call

Ironclad Performance Wear will hold its Third Quarter 2007 earnings conference call on Monday, November 12th, at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To participate in the conference call, interested parties should dial 888-765-5546 ten minutes prior to the call. International callers should dial (1+) 913-981-5536. If you are unable to participate in the live call, a replay will be available through Monday, November 26, 2007. To access the replay, dial 888-203-1112 (passcode 4654026). International callers should dial (1+) 719-457-0820 and use the same passcode.

In addition, the conference call will also be broadcast live over the Internet and can be accessed at www.ironclad.com and www.earnings.com. For those unable to participate during the live broadcast, the Webcast will be archived on these same sites for two weeks.

About Ironclad Performance Wear Corporation

Ironclad, which created the performance work glove category in 1998, continues to leverage its leadership position in the construction and industrial markets through its expansion into the cross-over action sports and outdoor enthusiast markets. With its focus on innovation, design, advanced material science and durability, Ironclad engineers, manufactures and sells a comprehensive line of task-specific gloves and performance-fabric apparel. Ironclad’s products are available at hardware stores, home centers, industrial suppliers, lumber yards, and sporting goods retailers nationwide, and in Australia, Canada, Japan, Hungary, and the United Kingdom.

For more information on Ironclad, please visit www.ironclad.com.

Information about Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company’s recent Securities and Exchange filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Ironclad:	Integrated Corporate Relations:
Ed Jaeger, CEO	John Mills / Anne Rakunas
(310) 643-7800 X106	(310) 954-1100

Ironclad Performance Wear Corp.
CONSOLIDATED BALANCE SHEET
September 30, 2007

ASSETS
Current Assets
Cash and cash equivalents	$1,359,356
Accounts receivable, net of allowance for doubtful accounts	3,453,156
Inventory	3,656,855
Prepaid and other	174,295

Total current assets	8,643,662

Property, Plant and equipment
Computer equipment and software	266,112
Vehicles	46,280
Office equipment and furniture	141,160
Leasehold improvements	34,110
Less: accumulated depreciation and amortization	(303,050)

Total property, plant and equipment	184,612

Trademarks, net of $7,355 of accumulated amortization	83,735
Deposits	11,908

Total Assets	$8,923,917

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	1,944,153
Accrued expenses	1,873,246
Line of credit	1,953,846
Capital lease obligation	2,562

Total current liabilities	5,773,807

Long Term Liabilities
Fair value of warrant liability	47,020

Total Liabilities	5,820,827

Stockholder's Equity
Common stock, $.001 par value; 172,744,750 million shares
authorized; 35,389,504 share issued and outstanding	32,240
Additional paid In capital	13,736,108
Accumulated deficit	(10,665,258)

Total Stockholders' Equity	3,103,090

Total Liabilities & Stockholders' Equity	$8,923,917

Ironclad Performance Wear Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS
September 30, 2007

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006

REVENUES
Net sales	$3,588,178	$2,373,508	$7,794,427	$5,702,642

COST OF SALES
Cost of sales	2,316,035	1,565,689	4,680,530	3,606,422

GROSS PROFIT	1,272,143	807,819	3,113,897	2,096,220

OPERATING EXPENSES
General and administrative	944,242	826,335	2,817,029	1,989,993
Sales and marketing	1,008,670	661,683	2,798,146	1,766,112
Research and development	119,270	114,661	374,143	219,443
Operations	188,029	134,537	461,463	360,548
Depreciation and amortization	17,404	11,406	50,584	26,776

Total Operating Expenses	2,277,615	1,748,622	6,501,365	4,362,872

LOSS FROM OPERATIONS	(1,005,472)	(940,803)	(3,387,468)	(2,266,652)

OTHER INCOME(EXPENSE)
Interest expense	(34,473)	(1,978)	(104,751)	(75,413)
Interest expense from warrants issued as financing cost	-	-	-	(256,188)
Interest income	6,209	26,314	34,993	42,327
Change in fair value of warrant liability	5,935	392,002	18,248	(2,061,016)
Other income(expense), net	-	216	2,385	2,397

Total Other Income(Expense), Net	(22,329)	416,554	(49,125)	(2,347,893)

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(1,027,801)	(524,249)	(3,436,593)	(4,614,545)

PROVISION FOR INCOME TAXES	-	-	800	800

NET LOSS	$(1,027,801)	$(524,249)	$(3,437,393)	$(4,615,345)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.03)	$(0.02)	$(0.11)	$(0.20)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	30,854,644	29,717,211	30,343,533	23,256,831